Exhibit 10.3

FY14 Annual Incentive Compensation Plan (Executives)

Plan Overview

Grants under this FY14 Annual Incentive Compensation Plan (Executives) (“Annual Executive Plan”) are granted under and governed by the terms and conditions of the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “2010 Plan”), as amended. Any term capitalized herein but not defined will have the meaning set forth in the 2010 Plan.

The Annual Executive Plan is designed to give the Company’s Chief Executive Officer (CEO) and each executive-level employee who reports directly to the CEO (and is identified on Exhibit A attached hereto) an opportunity to share in the Company’s success for the fiscal year ending February 1, 2014 (the “Performance Period”). The target incentive opportunity for the Performance Period is based on a percentage of each Participant’s Base Salary (as defined herein). Each Participant’s incentive opportunity is based on two independent performance measures: net revenue and net income (each making up 50% of corporate performance).

Corporate Performance

Payouts under the Annual Executive Plan are based on the achievement level of the two equally weighted, independent financial metrics, currently defined as net revenue and net income. Assuming at least threshold performance levels are met for the Performance Period, the actual payout levels range from 50%-200% of target.

Net Revenue
Performance	Performance Level*	Payout %
Threshold	93%	50%
Target	100%	100%
Excellence	107%	200%

Net Income
Performance	Performance Level*	Payout %
Threshold	93%	50%
Target	100%	100%
Excellence	107%	200%

*	- Payout levels are determined using linear interpolation for results falling between the three performance levels.

Incentive Opportunity

As outlined in the Plan Overview (above), the target incentive opportunity is based on a percentage of each Participant’s Base Salary (as defined below). The actual payout levels range from 50%-200% of target, assuming threshold levels are met.

	Incentive Opportunity* (% of Base Salary**)
Participant Level	Threshold	Target	Excellence
CEO	37.5%	75%	150%
Functional Mgmt. 6 (EVPs)	25%	50%	100%

*	The actual annual incentive that can be earned under this Annual Executive Plan is based on the level of performance achieved (as summarized in the table above) and can range from 0% of the “Target” (for performance levels below the “Threshold” level) to a maximum of 200% of the “Target” (for performance levels at or above the “Excellence” level).
**	“Base Salary” is defined as the Participant’s gross base salary (before taxes and deductions) paid by the Company to the Participant during the Performance Period.

Putting It All Together — An Example

Assume Lynn has a Functional Management Level 6 job with a Base Salary of $100,000. Her target incentive is 50% of Base Salary ($50,000).

Target — The performance weightings for Lynn’s grade along with dollar target amounts are:

•	Net Revenue: 50% ($25,000)

•	Net Income: 50% ($25,000)

Actual — The actual performance levels were:

•	Net Revenue: at “Excellence” or 200% ($50,000)

•	Net Income: at “Target” or 100% ($25,000)

Performance Measure	Opportunity	Weighting	Result	Award
Net Revenue	$50,000	50%	200%	$50,000
Net Income	$50,000	50%	100%	$25,000

			Actual Total Bonus Payout:	$75,000

Administrative Guidelines — Provide additional information regarding how the Annual Executive Plan will be administered.

1. Awards granted under the Annual Executive Plan are intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”). Annual incentive payments will become earned (i.e., vested) only if the Company achieves levels of “Net Revenue” and “Net Income” (as defined below) over the Performance Period as approved by the Compensation Committee.

a. Certification of Results. Before any Awards under the Annual Executive Plan are deemed earned with respect to a Performance Period, the Committee shall certify, in accordance with Section 9.5 of the 2010 Plan, in writing (i) that the performance goals have been met for the Performance Period, and (ii) the calculation of “Net Income” and “Net Revenue” for the Performance Period.

b. Definition of “Net Income”. For purposes of this Annual Executive Plan, the term “Net Income” means, with respect to the Performance Period related to any Awards, the Company’s consolidated net income, as determined in accordance with U.S. GAAP, adjusted to exclude the effects, as shown on the financial statements furnished as part of Form 8-K (announcing the Company’s fiscal year-end financial results) for any fiscal year of the Company ending with or within the Performance Period, of (i) any acquisition during the Performance Period, including the amortization expense of intangible assets acquired during the Performance Period, (ii) material charges or income arising from litigation, (iii) corporate restructuring, asset impairment, or other special charges, and (iv) cumulative effect of changes to U.S. GAAP accounting.

c. Definition of “Net Revenue”. For purposes of this Annual Executive Plan, the term “Net Revenue” means, with respect to the Performance Period related to any Awards, the Company’s consolidated net revenue, as determined in accordance with U.S. GAAP.

d. Finality of Committee Determinations. Any determination by the Committee of Net Income, Net Revenue and the level and entitlement to an Award, and any interpretation, rule, or decision adopted by the Committee under the Annual Executive Plan or in carrying out or administering the Annual Executive Plan, is final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Committee may rely conclusively on determinations made by the Company and its auditors to determine Net Income, Net Revenue and related information for purposes of administration of the Annual Executive Plan, whether such information is determined by the Company, its auditors, or a third-party vendor engaged to provide such information to the Company. This provision is not intended to limit the Committee’s power, to the extent it deems proper in its sole discretion, to take any action permitted under the Plan and Code Section 162(m)

2. Only those regular, full-time and part-time corporate employees selected by the Compensation Committee and set forth on Exhibit A are eligible to participate in this Annual Executive Plan.

3. Participation in the Annual Executive Plan neither gives any employee the right to be retained as an employee nor limits the Company’s right to discharge or discipline any employee.

4. Except as provided herein, (a) no Participant will be entitled to an incentive payment under the Annual Executive Plan unless the Participant is employed by the Company or an Affiliate in an eligible position on the day the incentive payment is made, and (b) a Participant who separates from the Service for any reason prior to the date of payment of such incentive will not be entitled to a prorated award, unless otherwise required by applicable state law. Notwithstanding the preceding provisions, the following provisions will apply if, during the Performance Period (or after the Performance Period and prior to the date of payment), you cease providing Services due to death, Disability or Retirement (and provided that you have not otherwise engaged in an act that would constitute Cause):

(i) Death or Disability: In the event a Participant’s Service terminates as a result of death or Disability prior to the date on which the incentive payment is made, the outstanding Award shall be treated as earned at the target level (if such Service terminated prior to the end of the Performance Period), or at the actual level (if such Service terminated after the Performance Period and prior to the payment date), but prorated based on the number of full fiscal months (in which the Participant provided Service throughout such month) during the Performance Period, with any such earned Awards becoming fully vested and paid out as provided in section 8, below.

(ii) Retirement: In the event a Participant’s Service with the Company terminates as a result of Retirement during the Performance Period, the outstanding Award shall be earned based on the actual performance level obtained (determined at the end of the Performance Period), but prorated based on the number of full fiscal months (in which the Participant provided Service throughout such month) during the Performance Period, with any such earned Awards becoming fully vested and paid out as provided in section 8, below.

In the event a Participant’s Service terminates prior to the date of payment as a result of any reason other than death, Disability, or Retirement, all unearned incentive compensation granted hereunder shall be forfeited to the Company.

5. Notwithstanding anything to the contrary in this Annual Executive Plan, in the event of a Change in Control of the Company during the Performance Period, then the outstanding Award shall be treated as earned at the target level, but prorated based on the number of full fiscal months (in which the Participant provided Service throughout such month) during the Performance Period, with any such earned Awards becoming fully vested and paid out on a as soon as practicable (but not later that 30 calendar days) following the Change in Control. For purposes of this Annual Executive Plan, the term “Change in Control” shall mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of this Award), other than (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for the benefit of such Persons, (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (i) nominated by the Board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

6. Subject to the discretion of the Compensation Committee of the Board, Participants will be ineligible to participate in the Annual Executive Plan while employed in any new-hire probationary period.

7. All goal attainment calculations will follow normal rounding guidelines (i.e., 93.1% to 93.49% = 93%; 93.5% to 93.9% = 94%).

8. Subject to the certification requirements of the Compensation Committee (above), payments under the Annual Executive Plan will be paid in cash after the end of the Company’s fiscal tax year but no later than the 15th day of the third month following the Company’s fiscal tax year on which the annual incentives under this Annual Executive Plan are based.

9. The Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes (including FICA obligations), domestic or foreign, and other deductions required to be withheld by law with respect to this Award.

10. Record keeping and computation required by this Annual Executive Plan will be subject to review by third-party auditors, and by the Compensation Committee.

11. Interpretations, determinations, and actions regarding plan administration shall be made by the Compensation Committee. Any such determinations and any interpretation, rule, or decision under the Annual Executive Plan or in carrying out or administering the Annual Executive Plan, is final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Company or its designee may rely conclusively on determinations made by the Company and its auditors to determine related information for purposes of administration of the Annual Executive Plan, whether such information is determined by the Company, its auditors, or a third-party vendor engaged to provide such information to the Company.

12. While it is the intent of the Company to continue this Annual Executive Plan as stated herein, the Company reserves the right to amend or discontinue the plan at any time in its sole discretion.

13. No Participant can assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution.

14. The rights granted under this document are in all respects subject to the provisions of the 2010 Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the 2010 Plan, the 2010 Plan will control.

Exhibit A

Employees Eligible for FY14 Annual Executive Plan

1.	Mike Ray
2.	Barbara Baekgaard
3.	C. Roddy Mann
4.	Kimberly Colby
5.	Matthew Wojewuczki
6.	Bonita Inza